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                                                        Exhibit 99.2


NEWS                                                    For Immediate Release
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Contacts:

Kirk Winkler                         Michele Katz-Investor Relations Consultant
Fusion Systems Corporation           Morgen-Walke Associates
(301) 251-0300                       (212) 850-5600


             FUSION SYSTEMS CORPORATION AND EATON CORPORATION REACH
                         DEFINITIVE AGREEMENT ON MERGER

        ROCKVILLE, MD, JUNE 30 1997 - FUSION SYSTEMS CORPORATION (NASDAQ NM:
FUSN) AND EATON CORPORATION (NYSE: ETN), a global manufacturer of highly engineered products headquartered in Cleveland, Ohio, today announced that they have entered into a definitive merger agreement under which Eaton has agreed to acquire Fusion Systems. The boards of directors of Fusion Systems and Eaton have approved the agreement.

        Under the terms of the agreement, Eaton will initiate a cash tender offer for all Fusion shares at $39 per share no later than July 7, 1997. The tender offer will be subject to a majority of the outstanding Fusion shares on a fully diluted basis being tendered, and other customary conditions. Following consummation of the tender offer, Eaton will acquire the remaining Fusion shares in a merger at the same $39 per share price. Fusion Systems had approximately 7.5 million shares outstanding as of June 27, 1997.

        In addition, Fusion Systems has declared a dividend of one contingent payment right on each Fusion share outstanding on July 25, 1997. The contingent payment right entitles Fusion shareholders to receive, on March 31, 1999, an additional cash payment if Fusion's 1998 revenues exceed $122 million, with a maximum $5 per right payment made if Fusion's revenues are $149 million or more. The contingent payment rights will expire on December 31, 1997 unless Eaton or another third party acquires control of Fusion by that date.

        Following the merger, Fusion will operate as a unit within Eaton's Semiconductor Equipment Operations (SEO) group, and will maintain its facilities in Rockville, Maryland. Fusion's business will continue to be managed by its current operating team, headed by John Matthews.

        Founded in 1971, Fusion is a leading supplier of single-wafer ashers and photostabilizers used in the fabrication of advanced semiconductor devices. The Company is headquartered in Rockville, MD and has approximately 400 employees at facilities throughout the United States, Europe, Japan, and South Korea. Sales in 1996 were $84.6 million, more than half coming from Europe and the Pacific Rim.

        Leslie S. Levine, CEO of Fusion, said, "We believe this merger is an excellent opportunity for the shareholders, the employees and managers and the customers of Fusion. Our ability to support our customers with the highest quality products and service will be
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enhanced significantly by this merger. In addition, technical and product synergies will create new opportunities for the business."

        Stephen R. Hardis, Eaton Chairman and Chief Executive Officer, said the merger is consistent with Eaton's stated growth strategy. "We have set a growth goal for our semiconductor equipment business of $1.5 billion in sales in the next five years. It is one of the major drivers for our overall corporate target of becoming a $10 billion company by the year 2000. The potential of Fusion Systems will be a significant factor in our semiconductor equipment growth plans," Hardis said.

        Brian R. Bachman, Eaton Senior Vice President -- Semiconductor and Speciality Systems, said the merger of Fusion Systems' photostabilization and asher technologies with Eaton's ion implantation and thermal processing systems will enhance the product portfolio the company brings to its semiconductor manufacturing customers. "Fusion has demonstrated the ability to define, develop and supply products which bring clear competitive advantages to its customers," Bachman said.

        John C. Matthews, President of Fusion Semiconductor Systems, the principal operating unit of Fusion Systems, spoke of Fusion's long relationship with Eaton and with Dr. Peter Younger, Eaton Vice President -- Semiconductor Equipment Operations. "I have known Peter Younger for many years; our businesses have collaborated periodically on technology opportunities. We have similar business and personal values and, with the common culture that exists within our two organizations and the business strengths we each possess, this is a very powerful match."

        Eaton Corporation, headquartered in Cleveland, Ohio, is a global manufacturer of highly engineered products which serve industrial, vehicle, construction, commercial and aerospace markets. Principal products, in addition to ion implanters for the semiconductor industry, include electrical power distribution and control equipment, truck transmissions and axles, engine components, hydraulic products and a wide variety of controls. Eaton has 54,000 employees and 151 manufacturing sites in 26 countries around the world. Sales for 1996 were $7 billion.

        Eaton's Semiconductor Equipment Operations (SEO), is a market leader in the manufacture of ion implantation equipment for semiconductor device manufacturers worldwide. SEO is headquartered in Beverly, MA, and is currently comprised of three business units offering a full line of ion implantation and thermal processing equipment. SEO recently shipped its first ion implanter for the flat panel liquid crystal display industry. SEO has manufacturing facilities in Beverly, Austin, TX, and Korea, as well as a joint venture operation in Japan.

        Fusion Systems Corporation is a leading supplier of single-wafer ashers and photostabilizers used in the fabrication of advanced semiconductor devices. The Company is headquartered in Rockville, Maryland and has offices throughout the United States, Europe, Japan and South Korea. Fusion Systems Corporation is a registered trademark of the Company. Fusion's World Wide Web site address is http://www.fusn.com.
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